Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Hellenic Solutions Corporation
Athens, Greece

We hereby consent to the incorporation by reference in this Form 8-K/A of our report dated April 29, 2010, relating to the consolidated financial statements of Hellenic Solutions Corporation (the “Company”) as of and for the year ended December 31, 2009, which report is included in the Company’s Registration Statement (No. 333-170532) on Form S-1, filed with the Securities and Exchange Commission on November 10, 2010, as amended by Amendment No. 1 and Amendment No. 2 to Form S-1, with the Securities and Exchange Commission on January 14, 2011 and February 9, 2011, respectively.

/s/ Friedman LLP
Marlton, New Jersey
February 9, 2011